SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report:       (Date of Earliest Event Reported)       August 10, 2004

PANHANDLE ROYALTY COMPANY

(Exact name of registrant as specified in its charter)

OKLAHOMA	0-9116	73-1055775
(State of Incorporation)	(Commission File)	(I.R.S. Employer
	Number	Identification No.)

Grand Centre Suite 210, 5400 North Grand Blvd., Oklahoma City, OK 73112

(Address of principal executive offices)

Registrant’s telephone number including area code:	(405) 948-1560

ITEM 5 OTHER EVENTS
SIGNATURES

Panhandle Royalty Company
FORM 8-K
August 12, 2004

ITEM 5   OTHER EVENTS

     This Form 8-K contains the Company’s third fiscal quarter ended June 30, 2004, press release, dated on August 10, 2004.

OKLAHOMA CITY, OK— PANHANDLE ROYALTY COMPANY (AMEX-PHX) reported fiscal third quarter and nine months revenues of $6,809,770 and $17,967,837. This provided net income after provision for income taxes of $2,130,484 and $5,018,354 respectively. Per share, net income was $.50 for the quarter and $1.19 for the nine-month period. Compared to last year’s quarter, revenue increased 20% and net income increased 38%. For the nine months, revenue was up 5% and net income was up 11%. Average oil price received for the quarter was $37.29 per barrel, an increase of 34%. Average gas price received was $5.50 per MCF, an increase of 15%. Oil and gas sales volumes on an MCFE basis were 1,140,795 MCFE or a 2% decrease for the third quarter.

Cash flow from operations, compared to last year’s quarter, decreased 13% to $3,927,547. Expenses were $3,435,286, down 1%. Capital expenditures for oil and gas activities were $2,687,439 for the quarter and $6,986,931 for the nine months. Assets by quarterly comparison increased 4% to $52,150,000 while shareholders equity increased 28% to $27,025,032. Total debt was reduced 9.8% during the quarter to $10,841,662. A cash dividend of 5 cents per share was paid during the quarter. This dividend is a 42% increase from the dividend paid in last year’s quarter adjusted for the two-for—one stock split.

H W Peace II, Company President and CEO stated:

“Panhandle’s record quarter and nine month revenues and net incomes are the result of continued better oil and gas pricing. As a non-operator, we are constrained in our drilling activity to wells proposed to us by operators. Total Oklahoma drilling permits this year are down about 12% from 2003, but many of these new wells are where Panhandle owns minerals or leases. For this reason, we have actually seen an increase in total wells to be drilled of 8% to 479 where Panhandle has either a working or royalty interest. A total of 174 of these have been completed as producers (86% gas wells), 15 completed as dry holes, 71 are drilling or testing and the remaining 219 have not yet commenced. The wells are about equally divided among working interest and royalty interest categories. This increased activity should continue if oil and gas pricing remains near what we have been receiving this year. These prices allow us to participate with a greater working interest in new wells. Higher prices increased drilling and larger working interests if success rates remain in the 85-90% range should lead to an increase in overall production and reserves in the future.”

Panhandle Royalty Company

FORM 8-K
August 12, 2004

     “The increased drilling activity and price has allowed us to raise our fiscal year drilling budget 10% to $8,800,000 and also make substantially larger pay down on total debt from Company cash flow. The drilling activity is in all basins of Oklahoma, southeast New Mexico, West Texas and the Texas Panhandle. The more significant areas are in Oklahoma where we have an interest this year in wells actually drilling, testing or completed such as: Mayfield area (7 wells); western Oklahoma Carbonate Wash Trend (15 wells); “Bread and Butter” Cherokee Trend (26 wells); Tullis Cleveland sand area (8 wells); Northwest Morrow shelf (15 wells); Cement Field (10 wells); Arkoma Basin coal bed Methane area (29 wells); Wesley area (1 well). The Wesley area is a newly developing Pennsylvanian Age Spiro sand and Wapanucka limestone reservoir field located in northern Atoka County along the frontal thrust faults of the Quachita Mountains. We own minerals in a 34-section block adjacent to an older field, which has some sections that have produced up to 19 BCFG. One new well has been drilled to date that is testing significant amounts of gas. There are five additional wells proposed and Panhandle has elected to participate in each. This new Wesley area could be a significant production and reserve growth area for the Company should these wells be successful. The wells are all on fee minerals the Company has owned for eight to twenty or more years.”

	Three Months		Nine Months Ended
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues	$6,809,770	$5,662,139	$17,967,837	$17,106,826
Income Before Cumulative Effect of Accounting Change	$2,130,484	$1,538,583	$5,018,354	$4,464,238
Cumulative Effect of Accounting Change, Net of Taxes of $28,500(1)	—	—	—	46,500

Net Income	$2,130,484	$1,538,583	$5,018,354	$4,510,738

Average Shares Outstanding — Diluted(2)	4,228,592	4,209,198	4,227,765	4,204,556
Diluted Earnings per Share:
Income before Cumulative Effect of Accounting Change(2)	$.50	$.37	$1.19	$1.06
Cumulative Effect of Accounting Change(1)(2)	$—	$—	$—	$.01

Net Income(2)	$.50	$.37	$1.19	$1.07

Barrels Sold	26,345	27,864	86,150	85,086
Average Sales Price per Barrel	$37.29	$27.79	$33.66	$29.32
MCF Sold	982,725	999,246	2,894,861	2,956,157
Average Sales Price per MCF	$5.50	$4.77	$4.98	$4.86

     (1) Represents the income effect of the adoption, on October 1, 2002, of SFAS No. 143, Accounting for Asset Retirement Obligations

     (2) All references to number of shares and per share information, for all periods presented, have been adjusted to reflect the 2-for-1 stock split, which was effected in the form of a stock dividend, distributed on April 15, 2004.

Panhandle Royalty Company

FORM 8-K
August 12, 2004

Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.

Forward-Looking Statements and Risk Factors for fiscal 2004 and later periods are made in this document. Such statements represent estimates by management based on the Company’s historical operating trends, its proved oil and gas reserves and other information currently available to management. The Company cautions that the forward—looking statements provided herein are subject to all the risks and uncertainties incident to the acquisition, development and marketing of, and exploration for oil and gas reserves. These risks include, but are not limited to, oil and natural gas price risk, environmental risks, drilling risk, reserve quantity risk and operations and production risk. For all the above reasons, actual results may vary materially from the forward—looking statements and there is no assurance that the assumptions used are necessarily the most likely to occur.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE ROYALTY COMPANY

/s/ Michael C. Coffman

DATE: August 12, 2004	Michael C. Coffman, Vice President
Chief Financial Officer,
Secretary & Treasurer